EXHIBIT 21


PARENT:  INFOCROSSING, INC., formerly Computer Outsourcing Services, Inc.

WHOLLY-OWNED SUBSIDIARIES OF INFOCROSSING, INC.:

     Infocrossing EAS, Inc., formerly ETG, Inc., a Delaware corporation

     Infocrossing Services, Inc., a Delaware corporation

     Infocrossing Southeast, Inc., formerly AmQUEST, Inc., a Georgia corporation

     Infocrossing West, Inc., formerly ITO Acquisition Corp, a California corporation

     Infocrossing Healthcare Services, Inc., formerly Verizon Information Technologies, Inc. a Delaware corporation

     (i)Structure, LLC, a Delaware limited liability company.

     WHOLLY-OWNED SUBSIDIARY OF INFOCROSSING SOUTHEAST, INC.

          Infocrossing Services Southeast, Inc, formerly AmQUEST Services, Inc., a Georgia corporation

     WHOLLY-OWNED SUBSIDIARY OF INFOCROSSING WEST, INC.

          Infocrossing Services West, Inc., a California corporation